EXHIBIT 15(b)







Texas Utilities Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Electric Company and subsidiaries ("TU Electric") for the periods ended June 30, 1998 and 1997, as indicated in our report dated August 13, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TU Electric's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, is incorporated by reference in Registration Statements No. 33-69554 and 333-42985 on Form S-3, and Registration Statement No. 33-83976 on Post Effective Amendment No. 1 to Form S-3, of Texas Utilities Electric Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE  LLP

Dallas, Texas
August 13, 1998